Exhibit 99.1

STEADYMED PROVIDES CORPORATE UPDATE AND
REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

SAN RAMON, Calif., November 14, 2016 (GLOBE NEWSWIRE) — SteadyMed Ltd. (Nasdaq:STDY), a specialty pharmaceutical company focused on the development of drug product candidates to treat orphan and high-value diseases with unmet parenteral delivery needs, today provided a corporate update and announced its financial results for the third quarter ended September 30, 2016.

2016 Corporate Update:

•                  In June, the Company held a pre-NDA meeting with FDA, confirming the requirements for the 2017 submission of a New Drug Application (NDA) for Trevyent®, the Company’s lead drug product candidate that combines SteadyMed’s proprietary, preservative free formulation of treprostinil and its patent protected PatchPump platform technology. Trevyent is in development for the treatment of Pulmonary Arterial Hypertension (PAH).

•                  In August, the Company closed the first tranche of a two-tranche private placement financing for up to $32 million of ordinary shares with warrants, with $21.3 million received at the initial closing and $10.7 million, without warrants, committed upon achievement of certain milestones by September 30, 2017. New investor OrbiMed led the financing, with participation from existing investors, including Federated Investors, Inc. and Deerfield Management. SteadyMed expects this financing will allow it to further develop Trevyent through submission of a NDA, scale up Trevyent commercial manufacturing capabilities and prepare for a late 2017 U.S. product launch with its own commercial infrastructure.

•                  The manufacture of the Registration Stability Lots (RSL’s) of Trevyent® was completed in August. The data to be generated from these RSL’s is expected to determine the shelf life of Trevyent upon commercial launch and the timing of completion supports the on time anticipated launch of Trevyent, in the U.S., in late 2017, subject to NDA submission in Q2 2017, priority review and approval by the U.S. Food and Drug Administration (FDA). The RSL’s were manufactured utilizing the final commercial supply chain infrastructure, in compliance with current Good Manufacturing Practice (cGMP) standards.

•                  In October, Senior Executives gave a poster presentation providing an overview of the development of Trevyent and of its PatchPump technology at the Parenteral Drug Association Conference in Huntington Beach, California.  The poster included newly disclosed data relating to SteadyMed’s RSL program and ongoing Development Stability Program for Trevyent. The data showed a high degree of uniformity for all batches produced in the RSL campaign, as well as through 18 months of storage in the stability program.

•                  The Company continues to progress its Inter Partes Review (IPR) challenge against U.S. Patent No. 8,497,393 (the ‘393 patent) owned by United Therapeutics. The patent relates to a product made by a process to generate prostacyclin derivatives, such as treprostinil, the active pharmaceutical ingredient used in United Therapeutics’ Remodulin® and SteadyMed’s lead drug candidate, Trevyent. Upon institution of the IPR, in April 2016, the Patent Trial and Appeal Board (PTAB) of the United States Patent and Trademark Office (USPTO) stated that PTAB has “reviewed SteadyMed’s evidence, arguments, and claim charts” and concluded that “for the foregoing reasons we determine that the information presented in the Petition establishes that there is a reasonable likelihood that SteadyMed would prevail in challenging claims 1—22 of the ‘393 patent”. Claims 1-22 constitute all the claims of the ‘393 patent. SteadyMed believes the IPR is progressing favorably for the Company, and looks forward to the final oral hearing at PTAB on November 29, 2016 followed by a final decision on or around April 8, 2017.

•                  To coincide with November PAH awareness month, SteadyMed launched a new website, BePhenomenal.com, that is dedicated to educating and empowering people living with PAH so that they can live their healthiest and most PHenomenal lives. BePhenomenal.com will offer expert lifestyle information customized for people within the PH community.

“During the third quarter, we achieved many significant steps in preparing for our NDA filing for Trevyent, including our financing and completion of the manufacture of our Trevyent Registration Stability Lots on our commercial manufacturing infrastructure,” said Jonathan Rigby, President and Chief Executive Officer of SteadyMed. “This enables us to maintain our timelines for potential launch of Trevyent, in the U.S, by the end of next year, if our NDA for Trevyent gains priority review and is approved. These are exciting times for SteadyMed and our commercial team has begun to develop the launch strategy and begun market preparations to prepare for a strong Trevyent market entry later next year.”

Third Quarter 2016 Financial Results Compared to Third Quarter 2015 Financial Results

SteadyMed recorded licensing revenues of $0.276 million for the third quarter of 2016, compared to $0.439 million of revenues in the third quarter of 2015. Licensing is the only source of revenue at this time as the company has not received regulatory approvals to sell Trevyent or any of other product candidate.

For the third quarter of 2016, the company reported a net loss of $10 million, or $0.57 per share, compared to a net loss $5.9 million, or $0.44 per share in the third quarter of 2015.  The loss per share for the third quarter of 2016 was calculated based on 17,646,450 weighted-average shares outstanding, versus 13,581,160 in the third quarter of 2015.

Total operating expenses for the third quarter of 2016 were $8 million, versus $6.3 million for the third quarter of 2015. The increase in total operating expenses was primarily attributable to an increase in research and development (R&D) expenses related to Trevyent, an increase in general and administrative (G&A) expenses primarily related to the costs of staffing and an increase in sales and marketing (S&M) primarily related to the ramping up of the pre-commercialization program for Trevyent.

R&D expenses for the third quarter of 2016 were $6 million, compared to $4.8 million for the Third Quarter of 2015.  The increase in R&D expenses was primarily due to an increase in subcontractors’ and material expenses related to the Trevyent development program.

G&A expenses for the Third Quarter of 2016 were $1.5 million, compared to $1.3 million for the Third Quarter of 2015. The increase in G&A expenses was primarily due to increases in stock-based compensation and other salary related costs.

S&M expenses for the third quarter of 2016 were $0.4 million compared to $0.2 million during the third quarter of 2015. The increase in S&M was primarily due to an increase in consulting fees related to the ramping up of the pre-commercialization efforts for Trevyent.

Financial expenses, net, for the third quarter of 2016 amounted to $2.3 million compared to $0.06 million in financial income, net, during the third quarter of 2015 resulted primarily from issuance costs of shares and warrants in the third quarter of 2016 out of which $0.8 million was allocated to warrants and expensed and $1.5 million in expense from revaluation of the fair value of such warrants.

Cash and cash equivalents were $31.5 million as of September 30, 2016.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. The company’s lead drug product candidate is Trevyent®, a development stage drug product that combines SteadyMed’s PatchPump® technology with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension (PAH). SteadyMed intends to commercialize Trevyent in the U.S. and has signed an exclusive license and supply agreement with Cardiome Pharma Corp. for the commercialization of Trevyent in Europe, Canada and the Middle East. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements about the company’s ability to advance its development-stage product candidates, including Trevyent, statements about the potential benefits of our development-stage product candidates and our PatchPump technology, statements about the potential outcome of Inter Partes Review of U.S. Patent No. 8,497,393, statements about the potential benefits of orphan drug designation, and statements about our ability to obtain and maintain regulatory approval of our development-stage product candidates. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that Trevyent does not demonstrate clinical superiority to existing parenteral treprostinil products, that Trevyent is not approved for commercialization by the FDA, that Trevyent is not granted orphan drug exclusivity, and the risk that drug development involves a lengthy and expensive process with uncertain outcome. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed on November 14, 2016. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:

Marylyn Rigby

Senior Director, Investor Relations and Marketing

925-272-4999

mrigby@steadymed.com

The Ruth Group

David Burke

(646) 536-7009

dburke@theruthgroup.com

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	Unaudited		Unaudited
Revenues	$276	$439	$745	$439

Operating expenses:
Research and development	$6,044	$4,799	$16,312	$14,637
Sales and marketing	435	216	1,258	723
General and administrative	1,487	1,308	4,167	3,324

Total operating expenses	7,966	6,323	21,737	18,684

Total operating loss	7,690	5,884	20,992	18,245

Financial expenses (income), net	2,260	(58)	2,177	(69)

Loss before taxes on income	9,950	5,826	23,169	18,176

Taxes on income	56	115	268	246

Net loss	$10,006	$5,941	$23,437	$18,422
Net loss per share:
Basic and diluted net loss per Ordinary Share	$(0.57)	$(0.44)	$(1.57)	$(2.02)
Weighted-average number of Ordinary Shares used to compute basic and diluted net loss per share	17,646,450	13,581,160	14,949,237	9,586,245

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	September 30,	December 31,
	2016	2015
	Unaudited

Assets:

Cash and cash equivalents	$31,504	$31,851

Other assets	3,966	3,379

Total assets	$35,470	$35,230
Liabilities and shareholders’ equity:

Current liabilities	$7,378	$5,840
Non-current liabilities:
Liability related to warrants	11,076	—
Other liabilities	507	843
Shareholders’ equity	16,509	28,547

Total liabilities and shareholders’ equity	$35,470	$35,230